Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

Los Angeles, CA, March 6, 2012/Business Wire/ – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Highlights

•

Increased Core Earnings, a non-GAAP financial measure, to $11.9 million, or $0.36 per basic and diluted share, from $6.9 million in the fourth quarter of 2010. Net income attributable to common stockholders increased to $11.1 million, or $0.34 per basic and diluted share, from $6.9 million in the fourth quarter of 2010

•	Closed a FDIC loan portfolio acquisition, a commercial bank loan portfolio acquisition and a loan origination totaling approximately $40 million of new investment

•	Declared and paid a fourth quarter dividend of $0.34 per share of common stock, up from $0.33 per share in the third quarter

•

Repurchased 140,300 shares of the Company’s common stock in the fourth quarter at an aggregate purchase price of approximately $1.9 million, or $13.75 per share, bringing total 2011 repurchases to 580,600 shares at an aggregate purchase price of approximately $8.7 million, or $14.90 per share

•

Subsequent to quarter end, the Company: (i) invested approximately $36 million in two new loan acquisitions; (ii) participated in a secondary public offering of First Republic Bank common stock selling approximately $10.5 million of our position at approximately two times our original acquisition basis; (iii) favorably resolved the anticipated restructuring of our William Lyon Homes senior secured term loan investment; (iv) successfully foreclosed on a 103-hotel portfolio resulting from our Hotel Portfolio Mezzanine Loans investment that was on non-accrual status for all of the fourth quarter of 2011; and (v) continued progress resolving loans in our various smaller balance loan portfolios at values well in excess of our purchase price basis

Fourth Quarter Operating Results

For the fourth quarter of 2011, equity in income of unconsolidated joint ventures and interest income and other income from affiliates contributed $12.9 million and $6.3 million, respectively, to total income of $19.2 million. Total expenses for the quarter were $6.2 million including administrative expenses of $1.3 million. As a result, during the fourth quarter of 2011, the Company reported net income attributable to common stockholders of $11.1 million, or $0.34 per basic and diluted share. Net income reflects the impact of an unrealized loss on an interest rate swap of $0.5 million (which was more than offset by the fair value increase of an associated multifamily bond investment that was recognized in Other Comprehensive Income), impairments on a portion of two FDIC loan portfolios of $0.6 million (which was more than offset by forecast gains on other portions of these portfolios that will be recognized in future periods) and a tax assessment of $0.5 million related to a one-time restructuring of a syndicated senior secured loan to a foreign real estate operating company. These three items total a reduction in net income of approximately $1.6 million or approximately $0.05 per basic and diluted share. Colony Financial’s Core Earnings were $11.9 million, or $0.36 per basic and diluted share, for the fourth quarter of 2011. Core Earnings excludes the impact of a net unrealized loss on an interest rate swap of $0.5 million and non-cash equity compensation expense and accrued incentive fee totaling $0.3 million.

“Our fourth quarter results represent continued progress towards normalized earnings absent the impact of certain expense items that we expect to be non-recurring. With the benefit of the $75 million of new investments completed in the past several months and significant progress in connection with our asset management activities throughout the portfolio, we are operating on all cylinders and expect 2012 to be an excellent year,” said Richard Saltzman, the Company’s President and Chief Executive Officer. “Since calendar year end, we have seen a continuation of robust investment activity and a substantial increase in completed restructurings and dispositions. In this quarter, we have already deployed capital into new investments, completed the restructuring of William Lyon Homes, successfully foreclosed on a large hotel portfolio and monetized multiple investments, including the second successful secondary offering of a portion of our equity position in First Republic Bank.”

Fourth Quarter Activity

•

In November, the Company invested $17.3 million in a joint venture, which originated a first mortgage and mezzanine loans totaling $35 million, net of a 1% loan origination fee. The loans have an initial five-year term and two one-year extensions. The loans bear interest at a blended fixed rate of 10% per annum and may be prepaid, subject to certain prepayment fees.

•

In December, the Company participated in its seventh FDIC loan portfolio acquisition, bringing the Company’s total funded investments in its seven FDIC-related transactions to $98.7 million. This acquisition involved the purchase of 310 loans at a discounted purchase price of 38% of the unpaid principal balance of approximately $359.3 million. The Company’s funded participation was $7.8 million.

•

In December, the Company invested $14.5 million to acquire a 50% interest in a joint venture that acquired a portfolio of credit-distressed loans from a U.S. commercial bank. The portfolio included 63 loans at a discounted purchase price of 44% of the unpaid principal balance of approximately $64.2 million, consisting of substantially all first mortgage recourse loans. The total purchase price for the portfolio was $28.2 million.

Activity Subsequent to Fourth Quarter

•

In January 2012, the Company, alongside an investment fund managed by an affiliate of the Company’s manager, completed the foreclosure on a pledge of equity in an entity that indirectly owns a portfolio of 103 limited-service hotels located in 12 states across the United States. This pledge of equity collateralized the $39 million second mezzanine loan the Company, alongside the same investment fund, had acquired in April 2010. As a result, this subsidiary now owns 100% of the indirect equity interests in the entities that own and operate the properties. Also, the Company, alongside an investment fund managed by an affiliate of the Company’s manager, owns the $39 million first mezzanine loan acquired in August 2011 and it remains outstanding.

•

In February, as part of First Republic Bank’s secondary offering of common stock, ColFin FRB Investor, LLC (“FRB Investor”), a joint venture between the Company and investment funds managed by affiliates of the Company’s manager, sold 6.2 million shares of First Republic Bank’s common stock. Following this offering, FRB Investor owns approximately 13.4 million shares (approximately 10% ownership interest) in First Republic Bank, and the Company indirectly owns approximately 793,000 shares in First Republic Bank through its interest in FRB Investor. This most recent secondary sale represented a cumulative sale of approximately 50% of our original share holdings and returned approximately 96% of our original cost basis.

•

In February, the Company and an investment fund managed by an affiliate of the Company’s manager sold their remaining Grubb & Ellis Company (“G&E”) $14 million senior secured term loan. The loan was sold to an unrelated third party at a slight discount to our original cost and the sale is expected to have an immaterial effect on our equity in income of unconsolidated joint ventures in the first quarter of 2012. The sale occurred prior to G&E’s bankruptcy filing, and the Company no longer has any direct exposure to G&E.

•

In February, the Company invested $25 million for an 11% interest in a joint venture, which acquired the most senior bond and the interest-only certificate in a CMBS trust that owns approximately 270 first mortgage loans. We expect the portfolio to yield an approximate unlevered 10% cash-on-cash return based on the purchase price with additional upside return potential if loans are resolved in excess of the discounted purchase price.

•

In February, the Company invested $10.7 million for a 50% interest in a joint venture, which acquired, at a slight discount to the unpaid principal balance of $21.8 million, the most junior mortgage participation in a newly restructured first mortgage secured by five full-service hotels. The junior mortgage participation bears interest at LIBOR plus 11.50% with a yield to maturity of 13% using a flat LIBOR curve and may be prepaid in full at any time without penalty.

Full Year 2011 Operating Results

For the full year 2011, equity in income of unconsolidated joint ventures and interest income and other income from affiliates contributed $46.7 million and $18.8 million, respectively, to total income of $65.5 million. Total expenses for the year were $20.1 million. Administrative expenses accounted for $5.8 million. During the full year 2011, the Company reported net income attributable to common stockholders of $42.3 million, or $1.47 per basic share and $1.46 per diluted share, compared to $1.20 per basic share and $1.18 per diluted share for 2010. Core Earnings were $43.2 million, or $1.50 per basic share and $1.49 per diluted share for 2011, compared to $1.21 per basic share and $1.19 per diluted share for 2010. Core Earnings excludes the impact of a net unrealized loss on an interest rate swap of $0.5 million and non-cash equity compensation expense and incentive fees totaling $0.5 million.

Credit Facility

As of March 6, 2012, the Company had total capacity of approximately $156 million on its credit facility, of which $93 million was drawn.

Capital Markets Activity

During the fourth quarter of 2011, the Company repurchased 140,300 shares of its common stock at an aggregate purchase price of approximately $1.9 million, or $13.75 per share. During the full year 2011, the Company repurchased 580,600 shares at an aggregate purchase price of approximately $8.7 million, or $14.90 per share. As of December 31, 2011, the Company had approximately $41.3 million remaining under its repurchase program and will continue to consider share repurchases under the program based on management’s evaluation of market conditions, the trading price of the stock and other factors.

Book Value

The Company’s GAAP book value per common share was $18.48 on December 31, 2011, compared to GAAP book value of $18.47 per common share on September 30, 2011 and $19.16 per common share on December 31, 2010. As of December 31, 2011, the Company had 32,624,889 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its financial assets and liabilities at fair value, the net fair value of the Company’s financial assets and liabilities at December 31, 2011 would have been $41.7 million in excess of the net carrying value of the Company’s financial assets and liabilities as of the same date.

Equity Compensation Incentive Plan

In January 2012, the Company awarded an aggregate 475,000 restricted shares of its common stock to the Company’s executive officers (including its chief financial officer) and certain employees of the Manager under the Company’s equity incentive plan. The awards vest over a three-year period as follows: 25% in March 2012 and 25% on each of the first three anniversaries of the grant date.

Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the Manager and the Independent Directors and approval by a majority of the Independent Directors.

Dividend

The Company’s Board of Directors declared a dividend of $0.34 per share of common stock for the quarter ended December 31, 2011. The dividend was paid January 17, 2012, to shareholders of record on December 30, 2011. The Company’s dividend policy is set by its Board of Directors and will be evaluated on a quarterly basis based upon the deployment of the Company’s capital and its taxable earnings and cash flow.

Conference Call

Colony Financial will host a conference call at 7 a.m. PT / 10 a.m. ET on Wednesday, March 7, 2012, to discuss results for the quarter and year ended December 31, 2011. To participate in the event by telephone, please dial (877) 941-1427 five to ten minutes prior to the start time (to allow time for registration) and use conference ID 4510326. International callers should dial (480) 629-9664. A digital replay will be available beginning March 7, 2012, at 10 a.m. PT / 1 p.m. ET, through March 21, 2012, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use passcode 4510326. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed under Events in the Investor Relations section of the Company’s Web site at www.colonyfinancial.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Web site.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate finance and investment company that is focused primarily on acquiring and originating commercial real estate loans and real estate-related debt at attractive risk-adjusted returns. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). Colony Financial has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. Colony Financial is a component of the Russell 2000® and the Russell 3000® indices. For more information, visit www.colonyfinancial.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking: business and investment strategy; investment portfolio; projected operating results; ability to obtain financing arrangements; financing and advance rates for the Company’s target assets; general volatility of the markets in which the Company invests; expected investments; expected co-investment allocations and related requirements; interest rate mismatches between the Company’s target assets and its borrowings used to fund such investments; changes in interest rates and the market value of the Company’s target assets; changes in prepayment rates on the Company’s target assets; effects of hedging instruments on the Company’s target assets; rates of default or decreased recovery rates on the Company’s target assets; the degree to which the Company’s hedging strategies may or may not protect the Company from interest and foreign exchange rate volatility; impact of changes in governmental regulations, tax law and rates, and similar matters; the Company’s ability to maintain its qualification as a REIT for U.S. federal income tax purposes; the Company’s ability to maintain its exemption from registration under the 1940 Act; availability of investment opportunities in mortgage-related and real estate-related investments and other securities; availability of qualified personnel; the Company’s understanding of its competition; and market trends in the Company’s industry, interest rates, real estate values, the debt securities markets or the general economy.

All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission (“SEC”) on March 7, 2011, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the SEC on May 10, 2011, August 8, 2011 and November 9, 2011, respectively, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Financial Officer

(310) 552-7230

Addo Communications, Inc.

Andrew Blazier

(310) 829-5400

andrewb@addocommunications.com

Media Contact:

Owen Blicksilver P.R., Inc.

Caroline Luz

(203) 656-2829

caroline@blicksilverpr.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2011	2010
ASSETS
Cash	$3,872	$66,245
Investments in unconsolidated joint ventures	443,500	248,750
Loans receivable, net	232,619	69,929
Beneficial interests in debt securities, available-for-sale, at fair value	32,427	—
Other assets	15,101	5,533

Total assets	$727,519	$390,457

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$69,000	$20,000
Secured financing	13,845	14,000
Accrued and other liabilities	16,304	3,380
Due to affiliates	3,788	2,214
Dividends payable	11,092	6,084
Deferred underwriting discounts and commissions payable	—	11,500

Total liabilities	114,029	57,178

Commitments and contingencies

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 32,624,889 and 17,384,000 shares issued and outstanding, respectively	326	174
Additional paid-in capital	599,470	330,777
Retained earnings	5,510	1,152
Accumulated other comprehensive (loss) income	(2,330)	936

Total stockholders’ equity	602,976	333,039
Noncontrolling interests	10,514	240

Total equity	613,490	333,279

Total liabilities and equity	$727,519	$390,457

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)
Income
Equity in income of unconsolidated joint ventures	$12,852	$8,018	$46,720	$24,227
Interest income	5,898	1,864	16,775	3,158
Other income from affiliates	431	40	1,974	40

Total income	19,181	9,922	65,469	27,425

Expenses
Management fees	2,548	1,105	8,477	3,542
Investment expenses	929	98	2,793	442
Interest expense	1,359	505	3,011	555
Administrative expenses	1,334	1,838	5,780	5,343

Total expenses	6,170	3,546	20,061	9,882

Net unrealized loss on derivatives	(674)	—	(682)	—
Realized gain on sale of loan receivable	—	603	—	603
Foreign exchange loss, net of foreign currency hedges	(28)	(97)	(171)	(149)

Income before income taxes	12,309	6,882	44,555	17,997
Income tax provision (benefit)	938	(13)	1,191	243

Net income	11,371	6,895	43,364	17,754
Net income attributable to noncontrolling interests	305	9	1,104	23

Net income attributable to common stockholders	$11,066	$6,886	$42,260	$17,731

Net income per common share:
Basic	$0.34	$0.46	$1.47	$1.20

Diluted	$0.34	$0.45	$1.46	$1.18

Weighted average number of common shares outstanding:
Basic	32,684,100	14,986,700	28,732,200	14,716,200

Diluted	32,684,100	15,274,200	28,993,700	15,003,700

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
GAAP net income attributable to common stockholders	$11,066	$6,886	$42,260	$17,731
Adjustments to GAAP net income to reconcile to Core Earnings:
Noncash equity compensation expense	19	23	116	67
Incentive fee	261	—	349	—
Net unrealized loss on derivatives	510	—	518	—

Core Earnings	$11,856	$6,909	$43,243	$17,798

Basic	$0.36	$0.46	$1.50	$1.21

Diluted	$0.36	$0.45	$1.49	$1.19

Basic weighted average number of common shares outstanding	32,684,100	14,986,700	28,732,200	14,716,200

Diluted weighted average number of common shares outstanding	32,684,100	15,274,200	28,993,700	15,003,700